Exhibit 10.3

GOLDMAN SACHS BANK USA

200 West Street

New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

September 25, 2017

Greenhill & Co., Inc.

600 Lexington Ave.

New York, NY 10022

Attention: Scott L. Bok

Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs”) is pleased to confirm the arrangements under which it (i) is exclusively authorized by Greenhill & Co., Inc. (the “Borrower” or “you”) to act as sole lead arranger, sole bookrunner, and sole syndication agent in connection with, (ii) is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iii) commits to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”).

You have informed Goldman Sachs that the Borrower intends to establish (i) a $300 million senior secured term loan facility (the “Term Facility”) and (ii) a $20 million senior secured revolving credit facility (the “Revolving Facility”, and together with the Term Facility, the “Facilities”). The proceeds of the Term Facility are expected to be used to repurchase a portion of the Borrower’s outstanding equity interests, prepay existing debt, and pay fees and expenses associated therewith. Amounts available under the Revolving Facility will be used to finance the Borrower’s ongoing working capital requirements and for general corporate purposes.

1. Commitments; Titles and Roles.

Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Facilities. Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act as administrative agent (the “Administrative Agent”) for the Facilities. Goldman Sachs hereby commits to provide the Borrower the full $320 million of the Facilities on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below). Our fees for our commitment and for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and Goldman Sachs on the date hereof.

2. Conditions Precedent.

The commitments of Goldman Sachs hereunder to fund the Facilities on the Closing Date and the agreements of Goldman Sachs to perform the services described herein are subject solely to the satisfaction (or waiver by Goldman Sachs) of the applicable conditions precedent set forth or referred to in this Section and the section entitled “Conditions Precedent to Initial Borrowings” in Annex B hereto and upon satisfaction (or waiver by Goldman Sachs) of such conditions, the initial funding of the Facilities shall occur.

Goldman Sachs’ commitments and agreements are also subject to the execution and delivery of appropriate definitive loan documents relating to the Facilities including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise acceptable to Goldman Sachs and you. The definitive documentation referred to in this Commitment Letter, the terms set forth on Annex B (the “Term Sheet”) and Annex C and the Fee Letter with respect to the Facilities will contain the terms set forth in the Term Sheets and will otherwise give due regard to the Precedent Documents (as defined below), with the modifications necessary to reflect the terms set forth in the Term Sheets and such other modifications reasonably satisfactory to the Arranger and to you as shall be appropriate to take account of the pro forma capitalization of the Borrower and its subsidiaries (including the sizing of baskets not specified in the Term Sheets), changes in law or accounting standards since the date of the Precedent Documents, current market conditions and comments received during primary syndication. Such documentation will take account of the nature of the business of the Borrower in light of the organic and strategic growth and development of the business of the Borrower and previously communicated to Goldman Sachs by you. “Precedent Documents” means that certain credit agreement and related documentation previously identified to you as “Project Indigo”.

3. Syndication

In connection with its syndication of the Facilities to the Lenders (as defined in Annex B), together with Goldman Sachs and you will select the Lenders who will participate in the Facilities and you acknowledge and agree that the commencement of syndication shall occur in the discretion of Goldman Sachs; provided that we agree not to syndicate to (i) Competitors (as defined below) of the Borrower and its subsidiaries specified to us by you or in writing on or prior to the date hereof (which list of Competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to and the consent of the Administrative Agent), (ii) certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to us by you in writing on or prior to the date hereof and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates readily identifiable solely by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders (provided, that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender (or prior participation in the Facilities) permitted hereunder at the time of such assignment (or prior participation in the Facilities)). As used herein, “Competitor” means (i) any competitor of the Borrower and its subsidiaries that is in the same or a substantially similar line of business and (ii) any customer and supplier of the Borrower and its subsidiaries (other than any customer that is a bank, financial institution, other institutional lender or an affiliate thereof). Goldman Sachs will lead the syndication, including determining the timing of all offers to potential Lenders, and subject to the Borrowers’ agreement, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to Goldman Sachs pursuant to the terms of this Commitment Letter and the Fee Letter. Goldman Sachs and the Borrower, collectively, will determine the final commitment allocations. The

2

Borrower agrees to use all commercially reasonable efforts to ensure that Goldman Sachs’ syndication efforts benefit from the existing lending relationships of the Borrower and its subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the later of (A) the Closing Date and (B) the earlier of (i) 60 days after the Closing Date and (ii) a Successful Syndication (as defined in the Fee Letter) (such date the “Syndication Date”), you will not, and will not permit any of your subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt security of the Borrower or any of its subsidiaries, if such syndication or issuance would reasonably be expected to materially impair the primary syndication of the Facilities (other than the Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date, including any renewals or refinancings of any existing debt facility or debt security), without the prior written consent of Goldman Sachs.

The Borrower agrees to cooperate with Goldman Sachs in connection with (i) the preparation of one or more information packages for the Facilities regarding the business, operations, financial projections and prospects of the Borrower and its subsidiaries (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower deemed reasonably necessary by Goldman Sachs to complete the syndication of the Facilities including, without limitation, obtaining, prior to the launch of general syndication, (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Ratings Group (“S&P”) and (c) a public credit rating for the Facilities from each of Moody’s and S&P, (ii) the presentation of one or more information packages for the Facilities acceptable in format and content to Goldman Sachs (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders and participation of such persons in meetings), (iii) the negotiation, execution and delivery of the Loan Documents, and (iv) Goldman Sachs’ due diligence investigation of the Borrower and its subsidiaries, including, without limitation, by supplying due diligence materials and information with respect to the general affairs, management, prospects, financial position, shareholders’ equity or results of operations of the Borrower and its subsidiaries and the tax, accounting, legal, regulatory and other issues relevant to the Borrower and its subsidiaries. The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or other materials delivered to Goldman Sachs in connection therewith (collectively, the “Information”) and acknowledges that Goldman Sachs will be using and relying upon the Information without independent verification thereof. The Borrower agrees that Information regarding the Facilities and Information provided by the Borrower or its representatives to Goldman Sachs in connection with the Facilities (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with Goldman Sachs’ standard syndication practices, and you acknowledge that neither Goldman Sachs nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, customary authorization letters to Goldman Sachs authorizing the distribution of the Information to prospective Lenders. The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to

3

herein as “Private Lenders”). At the request of Goldman Sachs, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Information does not contain Private-Side Information. “Private-Side Information” means material non-public information (for purposes of United States federal, state or other applicable securities laws) concerning the Borrower or its subsidiaries or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information. In addition, the Borrower will clearly designate as such all Information provided to Goldman Sachs by or on behalf of the Borrower which contains exclusively Public-Side Information. The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders): (a) drafts and final versions of the Loan Documents; (b) term sheets and notification of changes in the terms of the Facilities and (c) administrative materials prepared by Goldman Sachs for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda).

4. Information.

The Borrower represents and covenants that (i) all Information (other than financial projections, estimates, economic forecasts, and other forward looking information) provided directly or indirectly by the Borrower or its subsidiaries or affiliates to Goldman Sachs or the Lenders in connection with the transactions contemplated hereunder does not and will not when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (ii) the financial projections that have been or will be made available to Goldman Sachs or the Lenders by the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to Goldman Sachs or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the termination of the syndication of the Facilities as determined by Goldman Sachs, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower or any other party or to advise or opine on any related solvency issues.

5. Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6. Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of Goldman Sachs (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of Goldman Sachs and the other parties hereto and, except as set forth in Annex A, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Goldman Sachs may assign its commitments and agreements hereunder, in whole or in part, to any of its

4

affiliates and, subject to the consent rights above, to any Lender prior to the Closing Date. In addition, until the termination of the syndication of the Facilities, as determined by Goldman Sachs, Goldman Sachs may, subject to the consent rights above, assign its commitments and agreements hereunder, in whole or in part, to additional arrangers or other Lenders. Any assignment by Goldman Sachs to any potential Lender made prior to the Closing Date will only relieve Goldman Sachs of its obligations set forth herein to fund that portion of the commitments so assigned if such assignment was approved by you (pursuant to the Fee Letter or otherwise, in each case, such approval not to be unreasonably withheld or delayed). Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7. Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, Goldman Sachs in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to Goldman Sachs, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to your officers, directors, agents and advisors who are directly involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iii) the Commitment Letter (but not the Fee Letter) and its contents in connection with any public or regulatory filing requirement relating to the Transactions, including the filing of the Schedule TO (the “Schedule TO”) relating to the redemption of a portion of the Borrower’s outstanding equity interests (the “Tender Offer”) and a press release announcing the Transactions and the commitment hereunder, and (iv) the information contained in Annex B to Moody’s and S&P in connection with obtaining ratings; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with Goldman Sachs.

Goldman Sachs agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your subsidiaries or affiliates; provided, however, that nothing herein will prevent Goldman Sachs or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower and its obligations under the Facilities, in each case, who are advised of the confidential nature of such information, (f) to Moody’s and S&P and other ratings agencies or to market data collectors as determined by Goldman Sachs; provided that such information is limited to Annex B and is supplied only on a confidential basis, (g) to market data collectors, similar services providers to the lending industry, and service providers to Goldman Sachs and the Lenders in connection with the administration and management of the Facilities; provided that such information is limited to the existence of this

5

Commitment Letter and information about the Facilities, (h) received by such person on a non-confidential basis from a source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in Goldman Sachs’ possession or is independently developed by Goldman Sachs or (j) for purposes of establishing a “due diligence” defense; provided that no such disclosure shall be made by Goldman Sachs to any Disqualified Lender. Goldman Sachs’ obligation under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date the definitive Loan Documents are entered into by Goldman Sachs, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision.

8. Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, Goldman Sachs (together with its affiliates, “GS”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, GS and funds or other entities in which GS invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, GS may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower and its subsidiaries and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates. In addition, GS may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although GS in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with GS’s policies to hold in confidence the affairs of its customers, GS will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither GS nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

GS may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that GS will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and

6

thereunder) are arm’s-length commercial transactions between GS, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) GS has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether GS has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) GS is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that GS has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto. In addition, Goldman Sachs may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, its subsidiaries and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to Goldman Sachs hereunder.

In addition, please note that GS does not provide accounting, tax or legal advice.

9. Miscellaneous.

The parties hereto hereby agree that the Engagement Letter, dated as of August 29, 2017, between Goldman Sachs and the Borrower (the “Engagement Letter”), is terminated on the date hereof (other than those provisions therein that expressly survive termination).

Goldman Sachs’ commitments and agreements hereunder will terminate on the date that is 45 calendar days after the date of this Commitment Letter, unless the closing of the Facilities, on the terms and subject to the conditions contained herein, has been consummated on or before such date.

The provisions set forth under Sections 3, 4, 5 (including Annex A), 6, 7 and 8 hereof and this Section 9 hereof (other than any provision therein that expressly terminates upon execution of the definitive Loan Documents) and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or Goldman Sachs’ commitments and agreements hereunder.

The Borrower agrees for itself and its affiliates that any suit or proceeding arising in respect of this Commitment Letter or Goldman Sachs’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either Goldman Sachs’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. The Borrower for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the

7

addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Goldman Sachs hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it, and each Lender, may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex B), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow Goldman Sachs and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for Goldman Sachs and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto and thereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto or thereto with respect to the Facilities.

[Remainder of page intentionally left blank]

8

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Goldman Sachs the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on the date first above written, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Thomas M. Manning
Authorized Signatory

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

GREENHILL & CO., INC.

By:	/s/ Scott L. Bok
Name:	Scott L. Bok
Title:	Chief Executive Officer

Annex A

In the event that Goldman Sachs becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter, the Borrower agrees to periodically reimburse Goldman Sachs for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that if any loss, claim, damage or liability of Goldman Sachs has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of Goldman Sachs in performing the services which are the subject of this letter or a material breach of the Commitment Letter or the Fee Letter, Goldman Sachs shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Goldman Sachs which is the subject of such finding. The Borrower also agrees to indemnify and hold Goldman Sachs harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of Goldman Sachs in performing the services that are the subject of this Commitment Letter or the Fee Letter or a material breach of the Commitment Letter or the Fee Letter. If for any reason the foregoing indemnification is unavailable to Goldman Sachs or insufficient to hold it harmless (other than as a result of the gross negligence, willful misconduct or bad faith of Goldman Sachs or material breach of the Commitment Letter or the Fee Letter as found by a final non-appealable judgment of a court of competent jurisdiction), then the Borrower will contribute to the amount paid or payable by Goldman Sachs as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs on the other hand in the matters contemplated by this Commitment Letter or the Fee Letter as well as the relative fault of (i) the Borrower and its affiliates, shareholders, partners, members or other equity holders and (ii) Goldman Sachs with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The Borrower shall not be required to indemnify Goldman Sachs for any amount paid or payable by Goldman Sachs in the settlement of any action, proceeding or investigation without the written consent of the Borrower, which consent shall not be unreasonably withheld. Promptly after receipt by Goldman Sachs of notice of its involvement in any action, proceeding or investigation, Goldman Sachs shall, if a claim for indemnification in respect thereof is to be made against the Borrower under this Annex A, notify the Borrower of such involvement. Failure by Goldman Sachs to so notify the Borrower shall relieve the Borrower from the obligation to indemnify Goldman Sachs under this Annex A only to the extent that the Borrower suffers prejudice as a result of such failure and will not relieve the Borrower from its obligation to provide reimbursement and contribution to Goldman Sachs. If any person is entitled to indemnification under this Annex A (the “Indemnified Person”) with respect to any action or proceeding, the Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by the Borrower of the defense of any such action or proceeding, the Indemnified Person shall (i) make all reasonable efforts to cooperate with the Borrower in the defense of such action or proceeding, provided that in no event shall such cooperation be required if it would prejudice in any respect the rights of the Indemnified Person in such action or proceeding or under this Annex A and (ii) have the right to participate in such action or proceeding and to retain its own counsel but the Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Borrower has agreed to pay such fees and expenses, (ii)

Annex A-1

the Borrower shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Borrower and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Borrower, provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, including Goldman Sachs, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. The Borrower shall not consent to the terms of any compromise or settlement of any action defended by the Borrower in accordance with the foregoing without the prior written consent of the Indemnified Person unless such compromise or settlement (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of Goldman Sachs and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of Goldman Sachs and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, Goldman Sachs, any such affiliate and any such person. The Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter; except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of this Commitment Letter or the Fee Letter or material breach of this Commitment Letter or the Fee Letter; provided, however, that in no event will such indemnified party or such other parties or the Borrower have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to this Commitment Letter or the Fee Letter; provided that nothing contained in this Annex A shall limit the Borrower’s indemnity and reimbursement obligations set forth in this Annex A to the extent that such indirect, consequential, special or punitive damages are included in any third party claim in connection with such indemnified party and such indemnified party is otherwise entitled to indemnification hereunder.

Annex A-2

Annex B

Greenhill & Co., Inc.

Summary of Principal Terms and Conditions of the Facilities

Borrower:	Greenhill & Co., Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s existing and subsequently acquired or organized “wholly-owned” U.S. restricted subsidiaries (other than Excluded Subsidiaries) (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Facilities. “Excluded Subsidiaries” includes any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary substantially all of the assets of which consist of the equity and/or debt or receivables of one or more direct or indirect non-U.S. subsidiaries that are CFCs (a “CFC Holdco”), (c) that has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed, (e) that is not permitted by law, regulation or contract (but in the case of any such contract, to the extent existing on the Closing Date (as defined below) or, if later, the date it becomes a restricted subsidiary and, in each case, not entered into in contemplation of the Transactions (as defined below) or of such entity becoming a restricted subsidiary) to provide such guarantee, or would require third-party or governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received), or for which the provision of such guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (f) that is a special purpose entity (including not for profit entities and captive insurance companies), (g) that is a registered broker-dealer (including each Domestic Regulated Subsidiary) or (h) any restricted subsidiary acquired pursuant to a Permitted Acquisition (to be defined)) financed with secured indebtedness permitted to be incurred pursuant to the Loan Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor).

Domestic Regulated Subsidiary:	Each subsidiary of the Borrower that is or becomes a registered broker-dealer under the Exchange Act shall provide the security interests on the Collateral described in the section entitled “Security” below, but shall not be required to become a Guarantor (each a “Domestic Regulated Subsidiary”).

Annex B-1

Purpose/Use of Proceeds:	The proceeds of the Term Facility will be used to fund the redemption of a portion of the Borrower’s outstanding equity interests, the refinancing of existing debt, and the payment of fees and expenses associated therewith (collectively, the “Transactions”) and for general corporate purposes. Amounts available under the Revolving Facility will be used to finance the Borrower’s ongoing working capital requirements and for general corporate purposes.

Sole Lead Arranger, Sole Bookrunner and Syndication Agent:	Goldman Sachs Bank USA (“Goldman Sachs”, in its capacities as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent, the “Arranger”).

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	Goldman Sachs and/or other financial institutions (other than Disqualified Lenders) identified by Goldman Sachs after consultation with the Borrower and subject to the consent of the Borrower (not to be unreasonably withheld or delayed) (each, a “Lender” and, collectively, the “Lenders”).

Amount of Facility:	(i) a $300 million senior secured term loan (the “Term Facility”) and (ii) a $20 million senior secured revolving facility (the “Revolving Facility” and together with the Term Facility, the “Facilities”).

Incremental Facility:	On or before the final maturity date of the Facilities, the Borrower will have the right, but not the obligation, to increase the amount of the Facilities by increasing commitments under the Facilities or incurring either an incremental term loan or increasing the revolving facility (each, an “Incremental Facility”) in an aggregate principal amount not to exceed (a) $25 million (the “Fixed Incremental Amount”) plus (b) such additional amount (the “Ratio Incremental Amount”, together with the Fixed Incremental Amount, the “Available Incremental Amount”) as would not result in the pro forma Total Net Leverage Ratio (to be defined) to exceed 0.25x less than the Total Net Leverage Ratio as of the Closing Date immediately after giving effect to the incurrence of such additional amount and any related acquisition, investment and other transactions consummated in connection therewith (including the repayment of any indebtedness) and treating all Incremental Facilities (including those incurred as of such date) as fully drawn, as if such transaction occurred at the beginning of the most recently ended period of four consecutive fiscal quarters for which financial statements are required to be delivered prior to such date of determination and all other appropriate pro forma adjustments, but without (x) giving effect to any simultaneous, or substantially concurrent, establishment or incurrence of any Incremental Facility made pursuant to the foregoing clause (a) or (y) “netting” the cash proceeds of such Incremental Facility for purposes of the definition of Total Net Leverage Ratio; provided that:

Annex B-2

(a) the interest rate margins, upfront fees, original issue discount and (subject to clauses (b) and (c) herein) amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that, only in the case of any pari passu Incremental Facility secured by a first priority lien, if the “yield” (to be defined to include interest margins, upfront fees, LIBOR floor, ABR floor and original issue discount on customary terms, with upfront fees and original issue discount being equated to interest margins based on an assumed four-year life to maturity, but excluding any prepayment premiums, customary arrangement, syndication, structuring fees, and commitment fees or other fees payable in connection therewith that are not shared with all lenders) of any such Incremental Facility exceeds the “yield” on the outstanding Term Facility (including any prior Incremental Facility) by more than 50 basis points, the applicable margins for the outstanding Term Facility shall be increased to the extent necessary so that the “yield” on the outstanding Term Facility is 50 basis points less than the “yield” on such Incremental Facility (it being agreed that any increase in “yield” to any outstanding Facility required due to the application of a LIBOR or ABR floor on any Incremental Facility will be effected solely through an increase in such floor (or an implementation thereof), as applicable),

(b) the maturity date applicable to the Incremental Facility will not be earlier than that of the latest maturity date applicable to each of the existing Term Facility,

(c) the weighted average life to maturity of the Incremental Facility will not be earlier than the weighted average life applicable to the existing Term Facility,

(d) conditions to entering into or the making of initial extensions of credit under any Incremental Facility, including as to the timing of any such condition (as between being made upon execution of an incremental amendment or upon the making of any loans thereunder) shall be as agreed to between the Borrower and the relevant Incremental Facility Lenders (including the scope of any representations and warranties to be made), provided that, no event of default shall have occurred and be continuing at the time such Incremental Facility is entered into;

(e) any Incremental Facility may provide for the ability to participate on a pro rata basis or less than pro rata basis in any voluntary and/or mandatory prepayments of the Term Facility, but shall not be on a greater than pro rata basis (other than with respect to prepayments constituting permitted refinancings),

Annex B-3

(f) any Incremental Facility shall be secured only by the Collateral (as defined below) (or a portion thereof) on a pari passu basis and shall only be guaranteed by the Guarantors (or a subset thereof); provided, that such Incremental Term Facility may be secured by assets other than the Collateral or guaranteed by a subsidiary other than the Guarantors, so long as such assets are contemporaneously included as Collateral and such subsidiary contemporaneously becomes a Guarantor or a Domestic Regulated Subsidiary,

(g) except as otherwise required or permitted in clauses (a) through (f) above, all terms and documentation with respect to any Incremental Facility shall be no more restrictive than the terms applicable to the existing Facilities, as applicable unless such terms are (1) applicable after the final maturity date of the then existing Facilities or (2) offered to the existing Lenders for inclusion in the definitive documentation for the Facilities (the “Loan Documents”) (but excluding any terms applicable after the final maturity date of the then existing Facilities). Such increased amounts will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any such increased portion of the Facilities; and

(h) if such Incremental Facility is a revolving facility, such Incremental Facility will be documented solely as an increase to the commitments with respect to the Revolving Facility, without any change in terms.

The Borrower may seek commitments in respect of the Incremental Facilities, in its sole discretion, from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other persons who will become Lenders in connection therewith (the “Additional Lenders” and each an “Additional Lender”) or both from existing Lenders and Additional Lenders.

In addition, the Borrower may, in lieu of adding Incremental Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt (to be defined), subject to terms and conditions to be agreed, and entering into customary intercreditor documentation reasonably acceptable to the Administrative Agent and the Borrower, if applicable.

Availability:	One drawing may be made under the Term Facility on the Closing Date. Drawings under the Revolving Facility shall not be available on the Closing Date.

Maturities:	The Term Facility will mature on the 5-year anniversary of the Closing Date. The Revolving Facility will mature on the 3-year anniversary of the Closing Date.

Annex B-4

Closing Date:	The date on which the borrowings under the Term Facility are made and the Revolving Facility is effective (the “Closing Date”).

Amortization:	The outstanding principal amount of the Term Facility will be payable in ratable quarterly amounts equal to (i) 5% per annum on or prior to the first anniversary, (ii) 10% per annum after the first anniversary but on or prior to the second anniversary, (iii) 10% per annum after the second anniversary but on or prior to the third anniversary and (iv) 10% per annum after the third anniversary but on or prior to the fourth anniversary, with the remaining balance due on the 5—year anniversary of the Closing Date. No amortization will be required with respect to the Revolving Facility.

Swing Line Loans:	At the option of the Lender providing such swing line loans, a portion of the Revolving Facility to be agreed upon may be made available as swing line loans.

The definitive documentation for the Revolving Facility will include customary provisions to protect the swing line lender, in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in the Loan Documents).

Letters of Credit:	At the option of the issuing bank providing such Letter of Credit, a portion of the Revolving Facility to be agreed upon may be made available for the issuance of letters of credit by an issuing bank to be agreed (“Letters of Credit”).

The definitive documentation for the Revolving Facility will include customary provisions to protect the issuing bank, in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in the Loan Documents). The issuance of all letters of credit shall be subject to the customary policies and procedures of the relevant issuing bank.

Interest Rate:	All amounts outstanding under the Facilities will bear interest, at the Borrower’s option, as follows:

(i) at the Base Rate plus 3.00% per annum; or

(ii) at the reserve adjusted Eurodollar Rate plus 4.00% per annum.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type, subject to (i) in the case of the Term Facility, a reserve adjusted Eurodollar Rate “floor” of 1.00% and a Base Rate “floor” of 2.00% and (ii) in the case of the Revolving Facility, a reserve adjusted Eurodollar Rate “floor” of 0.00% and a Base Rate

Annex B-5

“floor” of 0.00%. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.

After the occurrence and during the continuance of any payment or bankruptcy event of default, interest on overdue amounts then outstanding will accrue at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest with reference to the Base Rate).

Commitment Fees:	Commitment fees equal to 0.50% per annum times the daily average undrawn portion of the Revolving Facility of each Lender (other than any Defaulting Lender) (reduced by the amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears.

Letters of Credit Fees:	A fee equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility (other than any Defaulting Lender). In addition, a fronting fee, to be agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Voluntary Prepayments:	The Facilities may be prepaid in whole or in part, subject to the “Call Premium” below, without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facility will be applied to scheduled amortization payments as directed by the Borrower.

Annex B-6

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain basket amounts to be negotiated in the definitive Loan Documents):

1.      Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined), other than (i) net cash proceeds of sales or other dispositions in the ordinary course of business, (ii) net cash proceeds in respect of dispositions of assets not in excess of amounts to be agreed (individual and aggregate) and (iii) net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries within one year of receipt thereof.

2.      Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its subsidiaries, other than net cash proceeds (not in excess of an amount to be agreed upon in the aggregate) that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

4.      Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents), payable no later than the first business day following the date of receipt.

5.      Excess Cash Flow: For each fiscal year of the Borrower (commencing with the first full fiscal year to occur after the Closing Date), prepayments in an amount equal to 50% of “excess cash flow” (to be defined in the applicable Loan Document (and, in any event, to include deductions for amounts expected to be paid in connection with the Cogent Partners, LP earnout obligation, all cash restructuring charges, investments, capital expenditures, certain restricted payments and to be used to fund planned acquisitions, investments or capital expenditures to the extent made with internally generated cash)); provided that the foregoing percentage shall be reduced to 25% and 0% for any fiscal year based upon achievement of Total Net Leverage Ratio levels to be agreed. All such amounts shall be calculated on the last day of each fiscal year of the Borrower, but shall be payable within a period of time thereafter to be agreed.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any).

Annex B-7

Mandatory prepayments will not be required (and for the avoidance of doubt, the Borrower and its subsidiaries shall not be required to increase the amount of mandatory prepayments required to be made to offset the application of such limitation and any reduction of mandatory prepayments as a result thereof) to the extent the Borrower reasonably determines (in consultation with the Administrative Agent) that any required repatriation of funds from the Borrower’s foreign subsidiaries in order to effect such prepayments would, in the good faith judgment of the Borrower, (x) have a material adverse tax or cost consequence for itself, its subsidiaries or its beneficial owners determined in good faith by the Borrower or (y) contravene or be delayed by applicable law; provided that the Borrower shall take commercially reasonable actions required by applicable law to permit the repatriation of relevant amounts on or prior to the date of calculation of such excess cash flow payment. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower and its subsidiaries and arising as a result of compliance with the preceding sentence. The nonapplication of any such mandatory prepayment amounts as a result of the foregoing provisions will not constitute a default or an event of default and such amounts shall be available for working capital purposes of the Borrower and its subsidiaries. For the avoidance of doubt, the mandatory prepayment amounts will be calculated on or prior to the date of such payment and shall not be recalculated after such date due to any change in law occurring thereafter.

Call Premium:	In the event that all or any portion of the Term Facility is (i) prepaid or refinanced or (ii) repriced or effectively refinanced through any amendment (in each case, in connection with any amendment to the Term Facility directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Term Facility or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the eighteen-month anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Facility held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced. A “Repricing Transaction” shall not be deemed to occur if any such prepayment, repayment or amendment is in connection with a “change of control” transaction or transformative acquisition.

Annex B-8

Security:	The Facilities, each Guarantee, any interest rate commodity, and/or currency hedging obligations of the Borrower, any Guarantor or any Domestic Regulated Subsidiary owed to the Administrative Agent, the Arranger, any Lender or any affiliate of the Administrative Agent, the Arranger or any Lender (the “Hedging Obligations”) will be secured by first priority security interests in (i) all assets, including without limitation, all personal, real and mixed property of the Borrower, the Guarantors and the Domestic Regulated Subsidiaries (except as set forth below and as otherwise agreed to by the Arranger), (ii) advisory fees receivables of the Borrower, the Guarantors and the Domestic Regulated Subsidiaries (except as otherwise agreed to by the Arranger) and (iii) 100% of the capital stock of each domestic subsidiary of the Borrower, the Guarantors and the Domestic Regulated Subsidiaries, 65% of the capital stock of each direct foreign subsidiary of the Borrower, the Guarantors and the Domestic Regulated Subsidiaries and all intercompany debt of the Borrower, the Guarantors and the Domestic Regulated Subsidiaries (collectively, the “Collateral”). All security arrangements relating to the Facilities and the Hedging Obligations will be in form and substance satisfactory to the Administrative Agent and the Arranger and will be perfected on the Closing Date. Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any immaterial fee-owned real property and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, (iii) any immaterial letter of credit rights and commercial tort claims, (iv) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party), (v) margin stock and equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents, (vi) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent and (vii) any assets of regulated subsidiaries that are not permitted to be pledged by law, statute or regulation, including cash held by the Domestic Regulated Subsidiaries and any other capital required to meet and maintain regulatory capital requirements and (b) no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction). In addition, assets will be excluded from the Collateral in circumstances where the costs of obtaining a security interest in such assets exceed the practical benefit to the Lenders afforded thereby (as reasonably determined by the Borrower and the Administrative Agent).

The liens securing the Facilities will be first in priority to the liens securing any other debt and any permitted refinancings thereof.

Annex B-9

Representations and Warranties:	The Loan Documents will contain the following representations and warranties by the Borrower (with respect to the Borrower and its subsidiaries) and subject, in each case, to materiality or material adverse effect thresholds and other exceptions and qualifications that are usual and customary for financings of this kind: due organization; requisite power and authority; qualification; ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests; no conflicts; governmental consents; historical financial condition; no material adverse change; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; solvency; compliance with laws; full disclosure; and Patriot Act, OFAC, FCPA, other sanctions and anti-money laundering laws.

Covenants:	The Loan Documents will contain the following financial, affirmative and negative covenants by the Borrower (with respect to the Borrower and its subsidiaries), and subject, in each case, to materiality or material adverse effect thresholds, baskets and other exceptions and qualifications that are usual and customary for financings of this kind:

- affirmative covenants:	delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders or non-Public Lenders), which may be satisfied through the Borrower’s SEC filings; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; lender meetings or calls; compliance with laws; OFAC, FCPA, other sanctions and anti-money laundering laws, Patriot Act and other anti-terrorism laws and anti-corruption laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; further assurances, including, in each case, exceptions and baskets to be mutually agreed upon. The Equity Investment shall be consummated on or prior to the eleventh business day after the expiration date of the Tender Offer.

- negative covenants:	limitations with respect to other indebtedness (with exceptions for, among other things, letters of credit outside the Revolving Facility which may be cash collateralized); liens (with exceptions for letters of credit outside the Revolving Facility which may be cash collateralized); negative pledges; restricted junior payments (e.g., restrictions on dividends, distributions, buy-back redemptions or certain payments on subordinated and junior lien debt, but with exceptions for dividends and other items to be agreed); restrictions on subsidiary distributions (subject to regulatory and existing contract exceptions); investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, subordinated and junior lien indebtedness;

Annex B-10

and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon, including baskets for indebtedness, investments and liens incurred in the ordinary course by broker-dealer subsidiaries or other operating regulated entities.

The foregoing negative covenants in the definitive documentation shall give due regard to the Precedent Documents, as applicable, provided the definitive documentation will include the following:

1.      the Borrower and its Restricted Subsidiaries may make payments for the repurchase of equity interests of the Borrower held by any present or former employee, director, member of management, officer, manager or consultant (or any affiliate or family member thereof) for the purpose of making payments of withholding tax only in an amount not to exceed $20 million in any fiscal year (the “Repurchase Basket”);

2.      the Borrower may make dividends or distributions in respect of its equity interests in an amount not to exceed $5 million (which is equal to a dividend of $0.05 per share) of common stock of the Borrower in any fiscal year (grossed up for any applicable withholding) in any fiscal year, which amount, if not used, may be carried forward to subsequent future years (the “Public Dividend Basket”);

3.      the Borrower may repurchase the common stock of the Borrower through tender offers and/or open market purchases in an amount not to exceed $235 million in the aggregate (the “Transaction Basket”), including for purposes set forth above in the Repurchase Basket if that basket has otherwise been exhausted; and

4.      the Borrower may make dividends or distributions in an amount not to exceed a basket equal to the sum of a fixed amount (to be specified in the Loan Documents) and a “builder” based on retained “excess cash flow”, including a grower component, subject to conditions to be specified in the Loan Documents.

Subsidiaries may be permitted to be designated as “unrestricted” after the closing of the Facilities, and re-designated as “restricted”, subject to the following terms and conditions: (a) no default or event of default exists or would exist after giving effect thereto, (b) each subsidiary to be designated as “unrestricted” and its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any debt pursuant to which the lender has recourse to any of the assets of the Borrower or any restricted subsidiary (other than the equity interests in such unrestricted subsidiary), (c) the value of and investments in such subsidiary will constitute investments, (d) designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of

Annex B-11

designation of any debt or liens of such subsidiary existing at such time, (f) no restricted subsidiary may be designated as an unrestricted subsidiary if it was previously designated an unrestricted subsidiary or if it is a restricted subsidiary for purposes of any subordinated indebtedness or senior notes and (g) other terms and conditions to be agreed. As used herein, “subsidiary” shall mean a “restricted subsidiary”.

- financial covenant:	A maximum Total Net Leverage Ratio (the “Financial Covenant”) of the Borrower and its subsidiaries applicable solely to the Revolving Facility, with step-downs to be agreed. The Financial Covenant will be tested quarterly for the four most recently completed fiscal quarters with respect to the Borrower and its subsidiaries, on a consolidated basis (beginning on the last day of the first full fiscal quarter following the Closing Date) in the event that at such time drawings under the Revolving Facility (including all drawn and undrawn Letters of Credit) exceed $12.5 million (“Usage Trigger”); provided that, to the extent the aggregate amount of commitments under the Revolving Facility are increased (or permanently reduced) pursuant to the terms of the Loan Documents, such Usage Trigger shall be ratably increased (or decreased, as applicable). The Financial Covenant will be set at levels providing at least a 40% non-cumulative cushion to a Consolidated EBITDA level (to be defined) for the applicable fiscal period set forth in the Agreed Model, with step-downs to be agreed.

The “Agreed Model” means the model delivered to Goldman Sachs on September 19, 2017 (together with any updates or modifications thereto reasonably agreed between the Borrower and Goldman Sachs).

Any lease that is treated as an operating lease for purposes of GAAP as of the Closing Date shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Closing Date, that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall be treated as an operating lease), in each case for purposes hereof, notwithstanding any change in GAAP after the Closing Date.

Events of Default:	The definitive Loan Documents for the Facilities will include events of default limited to the following and subject to grace periods, thresholds and materiality qualifiers: failure to make payments when due, defaults under other agreements or instruments of indebtedness, certain events under hedging agreements, noncompliance with covenants (provided that with respect to the Financial Covenant, a breach shall only result in an event of default with respect to the Term Facility upon the Lenders in respect of the Revolving Facility having terminated the commitments under the Revolving Facility or accelerated any loans under the Revolving Facility then outstanding), breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, invalidity of guarantees and “change of control” (to be defined in a mutually agreed upon manner).

Annex B-12

Conditions Precedent to Initial Borrowings:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Facilities will be subject to the conditions precedent set forth in Annex C hereto and the below section entitled “Conditions to All Borrowings”.

Conditions to All Borrowings:	The conditions to all borrowings will be customary and appropriate for financings of this type and will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties and, prior to and after giving effect to the funding of the Facilities, the absence of any default or event of default.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $1 million with respect to the Facilities, any part of, their respective shares of the Facilities to their affiliates (other than natural persons and Disqualified Lenders) or one or more banks, financial institutions or other entities (other than Disqualified Lenders) that are eligible assignees (to be defined in the Loan Documents) which (except in the case of assignments made by or to Goldman Sachs), are reasonably acceptable to the Administrative Agent and (except during the existence of an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates, approved funds and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations (other than to natural persons and Disqualified Lenders), without restriction, subject to customary limitations on voting rights, in their respective shares of the Facilities.

“Disqualified Lenders” shall mean, collectively, (i) Competitors (as defined below) of the Borrower and its subsidiaries specified to us by you or in writing on or prior to the date hereof (which list of Competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to and the consent of the Administrative Agent), (ii) certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to us by you in writing on or prior to the date hereof and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates readily identifiable solely by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in,

Annex B-13

making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity and that no Disqualified Lenders may become Lenders (provided, that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender (or prior participation in the Facilities) permitted hereunder at the time of such assignment (or prior participation in the Facilities)). As used herein, “Competitor” means (i) any competitor of the Borrower and its subsidiaries that is in the same or a substantially similar line of business and (ii) any customer and supplier of the Borrower and its subsidiaries (other than any customer that is a bank, financial institution, other institutional lender or an affiliate thereof).

Requisite Lenders:	Amendments and waivers will require the approval of Lenders (other than “Defaulting Lenders”) holding more than 50% of total commitments or exposure under the Facilities (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under the Facilities will not be effective without the approval of holders of more than 50% of such class of loans and (y) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any amortization, interest, fee or premium payment, (d) certain collateral issues, (e) the definition of Requisite Lenders and (f) pro rata sharing section and changes to the “waterfall” of enforcement proceeds. Any amendment, modification, or waiver of any Loan Document that would affect the rights or obligations of one or more members of a class differently from its effect on the rights or obligations of any other members of that class (1) will, upon its effectiveness, create one or more new classes (the “Proposed New Classes”) in addition, if applicable, to the class consisting of any remaining Lenders of such class whose rights and obligations do not purport to be modified by such amendment, modification, or waiver (the “Remaining Class”), each of which classes will consist of Lenders holding loans with identical rights and obligations, and (2) will not be effective unless such amendment, modification, or waiver receives the written consent of Lenders holding a majority in interest of each Proposed New Class and a majority in interest of the Remaining Class, in addition to any other consents required pursuant to any Loan Document.

On or before the final maturity date of the Facilities, the Borrower shall have the right to extend the maturity date of all or a portion of the Facilities with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and

Annex B-14

conditions to be mutually agreed by the Arranger and the Borrower; it being understood that that each Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender.

Yield Protection:	The Facilities will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents.

Taxes:	The Facilities will contain customary provisions that all payments are to be made free and clear of any taxes (other than franchise taxes, taxes on overall net income, any withholding taxes imposed pursuant to the U.S. Foreign Account Tax Compliance Act and U.S. federal withholding taxes except when U.S. federal withholding taxes are imposed pursuant to a change in law), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity; Expenses:	The Facilities will provide customary and appropriate provisions relating to indemnity, expenses and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:	The Facilities will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent, the Collateral Agent (to be defined in the Loan Documents) or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arranger and Administrative Agent:	Milbank, Tweed, Hadley & McCloy LLP.

Annex B-15

Annex C

Greenhill & Co., Inc.

Summary of Conditions Precedent to the Facilities

This Summary of Conditions Precedent contains the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Annex C is a part. The availability and initial funding of the Facilities shall be subject to the satisfaction (or waiver) of solely the following conditions. Capitalized terms used in this Annex C shall have the meanings set forth in the Commitment Letter or the other Annexes attached to the Commitment Letter, as applicable.

A.	CONDITIONS PRECEDENT TO THE FACILITIES

1.	Financial Statements. The Arranger shall have received (i) audited financial statements of the Borrower for each of the three fiscal years immediately preceding the Closing Date; (ii) unaudited financial statements for any interim period or periods of the Borrower ended after the date of the most recent audited financial statements and more than 45 calendar days prior to the Closing Date; (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; and (iv) the pro forma financial statements included in the Schedule TO.

2.	Minimum Marketing Period. The Arranger shall have (a) received not later than 15 consecutive business days prior to the Closing Date, the Confidential Information Memoranda for each of the Facilities and other customary marketing materials to be used in connection with the syndication thereof and (b) been afforded a period of the later of (x) 15 consecutive business days following receipt of the Confidential Information Memoranda and (y) 20 business days after the date of this Commitment Letter to syndicate each of the Facilities.

3.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due.

4.	Customary Closing Documents. The Arranger shall be satisfied with each of the following: (i) the delivery of legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) satisfactory confirmation of repayment of all existing third party debt for borrowed money of the Borrower and its subsidiaries (and all commitments, liens and guaranties with respect thereto) under that certain (x) loan agreement (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof) dated January 21, 2006 between First Republic Bank and the Borrower and (y) loan agreement (term loan) (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof) dated April 1, 2015 between First Republic Bank and the Borrower; (iii) evidence of authority; (iv) perfection of liens, pledges, and mortgages on the collateral securing the Facilities; (v) evidence of insurance and (vi) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance, and with supporting documentation, satisfactory to the Arranger, certifying that the Borrower and its subsidiaries are, on a consolidated basis, solvent. The Arranger will have received at least 5 days prior to the Closing Date all requested documentation and information that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, requested by Goldman Sachs at least 10 days prior to the Closing Date.

Annex C-1

5.	No Material Adverse Effect. Since December 31, 2016 (the date of the most recent audited financial statements for the Borrower furnished by you to Goldman Sachs), there has been no event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, financial condition, or results of operations of the Borrower and its restricted subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

6.	Equity Contribution. The chief executive officer and founder of the Borrower shall have entered into binding commitments to make cash common equity investments in the Borrower in an amount not less than $20 million (the “Equity Investment”), on terms and conditions reasonably satisfactory to Goldman Sachs.

Annex C-2